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                                  EXHIBIT 10.2


                              SECOND AMENDMENT TO
                  SECURITY AND LOAN AGREEMENT, DOMESTIC CREDIT
                              AND ADDENDUM THERETO

This Second Amendment ("Second Amendment") amends that certain Security and Loan Agreement, Domestic Credit, dated July 28, 1997, ("Loan Agreement") by and between IMPERIAL BANK ("Bank") and PULSEPOINT COMMUNICATIONS, FORMERLY KNOWN AS DIGITAL SOUND CORPORATION, ("Borrower") and the Addendum, "Exhibit A," ("Addendum") thereto, of even date, and the First Amendment to Security and Loan Agreement, Domestic Credit, and Addendum Thereto ("First Amendment"). The Loan Agreement, Addendum, and First Amendment are collectively referred to herein as the "Agreement", and are modified by replacing the Addendum in its entirety as follows:

ADDENDUM TO SECURITY AND LOAN AGREEMENT, DOMESTIC CREDIT, ("SECURITY AND LOAN AGREEMENT, DOMESTIC CREDIT") BETWEEN PULSEPOINT COMMUNICATIONS AND IMPERIAL BANK.

DATED:  SEPTEMBER 11, 1998

This Addendum is made and entered into September 11, 1998, between PULSEPOINT COMMUNICATIONS ("Borrower") and IMPERIAL BANK ("Bank"). In the event of any inconsistency between the terms herein and the terms of the Security and Loan Agreement, Domestic Credit, the terms herein shall in all cases govern and control. All capitalized terms herein, unless otherwise defined herein, shall have the meaning set forth in the Security and Loan Agreement.

A. Any commitment of Bank, pursuant to the terms of the Security and Loan Agreement, Domestic Credit, to make advances against Eligible Accounts shall expire on FEBRUARY 26, 1999 ("Maturity"), subject to Bank's right to renew said commitment at its sole discretion. Any renewal of the commitment shall not be binding upon the Bank unless it is in writing and signed by an officer of the Bank.

B. Condition Subsequent. Borrower shall cause any material copyright registerable works including software to be promptly registered in the U.S. Copyright Office and execute and deliver a mortgage of copyrights and amendments appropriate and acceptable to Bank to perfect Bank's security interest in all proceeds of such works; and

C.  [Intentionally Omitted]

D. Standby Letter of Credit Sublimit. The Credit Limit shall include the sum of all outstanding standby letters of credit ("Standby L/C") issued for the account of Borrower, to a maximum of $500,000 as a sublimit of borrowings hereunder (the "SBLC Sublimit"), provided that the maturity of any standby letters of credit issued hereunder shall not exceed the Maturity.

     1. Automatic renewal provisions. If any Standby L/Cs issued under the SBLC Sublimit contain automatic renewal provisions that provide for renewal beyond the

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     Maturity, then no later than forty-five (45) days in advance of the
     Maturity, Borrower shall pledge to Bank a certificate of deposit ("Cash Collateral") in an amount equal to that of the outstanding Standby L/Cs with a maturity of at least fourteen (14) days past the expiration of such Standby L/Cs.

     2. Procedures and fees. Bank may, in its sole discretion within the SBLC Sublimit, advance as loans, any amounts that are or may become due or owing to Bank in connection with any Standby L/C. Borrower shall execute all standard form applications and agreements of Bank in connection with the issuance of Standby L/Cs, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Bank in connection with the issuance of and amendments to the Standby L/Cs.

E. Bank will advance up to 65% of Eligible Accounts up to maximum of $5,000,000, provided that total borrowings shall not collectively exceed the Credit Limit as defined herein. Eligible Accounts shall only include such accounts as Bank in its sole discretion shall determine are eligible from time to time. "Eligible Accounts" shall also NOT include any of the following:

 1.  Accounts over 120 days past invoice date;

 2. Accounts with respect to which the account debtor is an officer, director, shareholder, employee, subsidiary or affiliate of Borrower;

 3. All Accounts sold to and purchased from a company of common name/ownership, whereby a potential offset exists;

 4. Accounts with respect to which 25% or more of the account debtor's total accounts or obligations outstanding to Borrower are more than 120 calendar days from invoice date;

 5. For Accounts representing more than 15% of total accounts receivable, the balance in excess of the 15% is not eligible; except Accounts owed by all entities affiliated with GTE, which Account balances shall collectively be included as eligible up to 45% of total accounts receivable, and Accounts owed by all entities affiliated with Pacific Bell and with Nextlink Communications, which Account balances shall collectively be included as eligible up to 30% of total accounts receivable;

 6.  C.O.D. Accounts;

 7.  Credit balances greater than 120 days from invoice date;

 8.  Consignment or guaranteed sales;

 9.  Bill and hold Accounts;

 10. Equipment rental offsets;

 11. Evaluation units;

 12. Maintenance contract receivables;

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 13. Salesman's accounts for promotional purposes;

 14. Collection Accounts;

 15. Retentions;

 16. Foreign Accounts, except those covered by credit insurance or evidenced by letter of credit for goods that have been shipped;

 17. U.S. Government receivables.

F. Borrower affirmatively covenants that so long as any loans, obligations or liabilities remain outstanding or unpaid to Bank, it will:

     1. Within 10 working days from each month-end, deliver to Bank a detailed accounts receivable aging reconciled to the general ledger of Borrower, a detailed accounts payable aging reconciled to the Borrower's general ledger and setting forth the amount of any book overdraft or the amount of checks issued but not sent, and cash balance report with attached copies of bank statements;

             a.   The preceding will be supported by the following Bank forms:
                  AC-1 Accounts Receivable and Inventory Transaction Report, AC-11 Computation of Ineligible Accounts Receivable, and AC-12 Monthly Accounts Receivable Reconciliation;

             b. All advances will be supported by the following Bank forms submitted to Bank on a daily basis, in addition to the preceding forms: AC-1 Accounts Receivable and Inventory Transaction Report, AC-2 Schedule of Accounts Receivable Assigned, and AC-3 Schedule of Collections;

     2. On a quarterly basis, provide Bank with an alphabetized list of customers including addresses;

     3. Comply with additional financial reporting requirements as discussed in the Credit Terms and Conditions dated July 28, 1997 and all amendments thereto.

G. Notwithstanding the provisions of the Security and Loan Agreement (Accounts Receivable and/or Inventory), the following provision shall apply to all obligations of the Borrower to the Bank: All of Borrower's receipts from its account debtors shall be received at Borrower's lockbox with Bank pursuant to the Remittance Banking Service Agreement dated August 14, 1997 between Bank and Borrower. All sums received by Bank, whether from Borrower or from Borrower's account debtors, shall be applied to the outstanding loan balance on the 2nd (second) day following receipt thereof by the Bank. Interest shall continue to accrue on all loans outstanding pursuant to the Loan and Security Agreement until sums received are applied as herein provided.

H. The rate of interest applicable to the Loan Account shall be one-half percent (0.50%) per annum in excess of Bank's Prime Rate.

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"Prime Rate" is defined as the rate of interest which Bank has announced as its prime lending rate which shall vary concurrently with any change in such Prime Rate. Interest shall be computed at the above rate on the basis of the actual number of days during which the principal balance of the loan account is outstanding divided by 360, which shall, for interest computation purposes, be considered one year. Should Borrower be in default, Bank at its option may demand payment of any or all of the amount due under the Loan Account including accrued but unpaid interest, at any time. Notice of such demand may be given verbally or in writing and should be effective upon receipt by Borrower. The default rate of interest shall be five percent per year in excess of the rate otherwise applicable.

I.   Fees.

     1. Facility Fee. A facility fee will be assessed equal to one-half percent (0.50%) per annum ("Facility Fee"). Upon the execution of this Second Amendment, $12,500 shall be due and payable, representing a six month assessment of the Facility Fee.

     2. Non-usage Fee. A non-usage fee of 0.50% per annum will be calculated and assessed on a quarterly basis, using Borrower's average outstanding daily loan balance per quarter subtracted from $5,000,000, the product of which will be multiplied by the pro-rata non-usage fee as calculated on a 360 day basis.

J. Late Charges. If any installment payment, interest payment, principal payment or principal balance due hereunder is delinquent ten or more days, Borrower agrees to pay Bank a late charge in the amount of 5% of the payment so due and unpaid, in addition to the payment; but nothing in this paragraph is to be construed as any obligation on the part of the Bank to accept payment of any payment past due or less than the total unpaid principal balance after maturity.

All payments shall be applied first to any late charges owing, then to interest and the remainder, if any, to principal.

K. Miscellaneous Provisions. Failure or Indulgence Not Waiver. No failure or delay on the part of your Bank or any holder of Notes Issued hereunder, in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or of any other right, power or privilege. All rights and remedies existing under this agreement or any not issued in connection with a loan that your Bank may make hereunder, are cumulative to, not exclusive of, any rights or remedies otherwise available.

L.   Notice of Default.    Borrower shall promptly notify Bank in writing of the
occurrence of any event of default hereunder or any event which upon notice and lapse of time would be an event of default.

M.   Governing Law; Judicial Reference.

 1. Governing Law. This Agreement shall be deemed to have been made in the State of California and the validity, construction, interpretation, and enforcement hereof, and the rights of the parties hereto, shall be determined under, governed by, and construed in

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  accordance with the internal laws of the State of California, without regard to principles of conflicts of law.

 2. Judicial Reference. The provisions of Section E5, Judicial Reference of the Credit Terms and Conditions Agreement dated July 28, 1997, executed by the Borrower in favor of the Bank, are incorporated herein by reference.

N. This Addendum is executed by and on behalf of the parties as of the date first above written.

O. This Amendment is effective as of September 11, 1998, and the parties hereby confirm that the Agreement as amended is in full force and effect.


PULSEPOINT COMMUNICATIONS "BORROWER"

BY:
       ------------------------------------------
       B. Robert Suh
TITLE: Vice President and Chief Financial Officer


IMPERIAL BANK   "BANK"

BY:
       ------------------------------------------
       Clinton E. Anderson
Title: Vice President

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